EXHIBIT 1 [OF THE OFFERING CIRCULAR]

ENTORO SECURITIES, LLC - REG A - PLACEMENT AGENT AGREEMENT

Required Information and Summary
Date:	10/23/2020
"Issuer" or Company Legal Name:	RAD Diversified REIT, Inc.
Tax and Issuer/Company ID:	82-2026337
"Domiciled":	Maryland
"Type" of Entity:	C-Corporation
"Offering" Name:	RAD
[Reserved]:
Issuer/Company Contact Information
Primary Contact:	10/22/2020
Authorized Signatory:	Brandon "Dutch" Mendenhall
Signatory Title:	Principal/Manager
Address:	211 Lois Ave., Tampa, FL 33609
Email:	[REDACTED]
Work Number:	[Work Number]
Mobile Number:	[REDACTED]
[Reserved]:
Issuer/Company Counsel Contact Information
Firm:	Puritan Law Group
Primary Contact:	Jack J'maev
Address:	14277 Albers Way, Chino, CA 91710
Email:	[REDACTED]
Work Number:	[REDACTED]
Mobile Number:	[REDACTED]
[Reserved]:
Entoro Securities, LLC Contact Information
333 W. Loop N., Suite 333 Houston, TX 77024, USA +1.713.823.2900 Main www.entoro.com
Authorized Representative:	James C. Row, CFA, Managing Partner [REDACTED]
[Reserved]:

======================================================================

Reg A - Offering Summary - Additional Information in Section 2 and Exhibit B
Instrument:	Common Shares
Maximum Offering Size:	$50,000,000
Currency:	United States Dollars
Tier 1 or 2:	Tier 2
Initial Setup Fee:	$20,000
Monthly Work Fees:	$10,000 per month for first two months following retention
Offering Success Fee:

Cash Compensation:   1.0% of the gross proceeds of the Offering; or 3.0% of the gross proceeds facilitated by Placement Agent or Soliciting Dealers

Equity Compensation: N/A; plus

Digital Securities Compensation: N/A

Initial Term:

36 months from SEC qualification; the final Closing of the Offering; or ten (10) business days after either party gives the other written notice of termination, whichever occurs earlier. Issuer may not give such notice within one hundred twenty days of execution of this Agreement.

Conversion Feature:	No
Warrants/Options:	No
Digital Securities:	No
Minimum Purchase Amount (per investor):	$1,000
Subscription Agreement:	On File with Issuer, Review by Entoro Pending
[Reserved]:	[Reserved]
Description of the Offering and the Securities

RAD is a REIT that acquires, repositions, renovates, leases and manages income-producing single-family residential, multi-family residential, and mixed use residential-commercial properties in select markets in the United States, with a focus on acquisition of properties at discounts to fair market value or expected fair value.

Entoro Securities will work on a Broker Dealer of Record basis for base commission and reasonable efforts for additional compensation to find subscribers for up to $50,000,000 worth of Shares, priced at $10.00 per share, pursuant to a private offering in accordance with "Tier 2" of Regulation A (17 C.F.R. Sec. 230.251 et seq.) of the Securities Act of 1933, as amended (the "33 Act").

======================================================================

Additional Information
Signed Entoro NDANC Agreement:	Yes, October 5, 2020
Status with SEC:	Qualified
Background Check:	Required, Not Complete
Escrow:	[Required]
Escrow Agent Information:	[TBD]
Issuer Audit Years:	2018, 2019
"Entoro":	Means Entoro Capital, LLC, parent of both Entoro Securities and OfferBoard
"Entoro Securities":	Means Entoro Securities, LLC, the broker-dealer (CRD#35192)
"OfferBoard":	Means OfferBoard, LLC, the syndication and technology platform
Family Office Networks (FON) Distribution:	No
Distribution Capable:	[Yes or No]
Offer Expiration:	11/23/2020 12:00 AM
Document Version:	2020.10.23

======================================================================

Signature page

In Witness whereof, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

The Issuer recognizes and understands:
Please Check the Box	Topic
X	Entoro Securities works on a Best Efforts Basis
X	Background checks are required (FINRA/SEC)
X	Securities marketing can only be conducted when the proper due diligence and marketing materials have been completed with Disclosures and Disclaimers
X	Work fees are paid in advance
X	Exhibit D - Expense Budgeting Expectations

We look forward to working with you toward the successful conclusion of this engagement and developing a long-term relationship with the Issuer.

Confirmed, Agreed and Accepted: RAD Diversified REIT, Inc.	Entoro securities, LLC Placement Agent
/s/ Brandon Mendenhall By: ____________________________ Name: Brandon "Dutch" Mendenhall Title: Principal/Manager Date: 10/23/2020	/s/ James C. Row By: ____________________________ Name: ____________________________ Title: Authorized Representative Date: 10/23/2020

======================================================================

10/23/2020

10/22/2020

Principal/Manager

RAD Diversified REIT, Inc.

211 Lois Ave., Tampa, FL 33609

Re:  Engagement Reg A Placement Agent Agreement

Dear 10/22/2020:

This Placement Agent Agreement (this "Agreement") sets forth the terms under which Entoro Securities, LLC, a FINRA and SEC registered broker-dealer ("we" or "Placement Agent"), is being engaged to act as the exclusive and managing broker dealer for RAD Diversified REIT, Inc. ("you" or the "Issuer" and, together with Placement Agent, the "Parties") in connection with a proposed best efforts Regulation A offering by the Issuer of its securities (the "Securities") which Securities may be convertible preferred stock, common stock, convertible debt or other securities and may be in the form of units that include warrants in each case as determined by the Issuer after consultation with Placement Agent.

The terms of our engagement are as follows:

1.                  The Offering.

(a)               We will seek to assist you to raise capital through a Regulation A, Tier 2 offering (the "Offering") of the Securities to accredited and non-accredited investors (the "Investors") in an exempt transaction under Regulation A of the Securities Act of 1933, as amended (the "Securities Act"). We expect that the Offering will result in gross proceeds to the Issuer of up to $50,000,000.  The actual terms and amount of the Offering will depend on market conditions, and will be subject to negotiation between the Issuer, Placement Agent and the prospective investors.

(b)               The Issuer expressly acknowledges that: (i) the Offering will be undertaken an a "best efforts" basis, (ii) Placement Agent will not be required to purchase any Securities from the Issuer, and (iii) the execution of this Agreement does not constitute a commitment by Placement Agent to consummate any transaction contemplated hereunder and does not ensure a successful Offering or the ability of Placement Agent to secure any financing on behalf of the Issuer.

(c)                During the Term (as defined below), the Issuer and its affiliates agree not to engage any other broker-dealer or intermediary and shall not utilize a placement agent, broker-dealer or other intermediary to solicit, negotiate with or enter into any agreement with any investor or other financing source unless such engagement is through Placement Agent. The Issuer represents and warrants that the execution, delivery and performance of this Agreement does not violate the terms of any agreement or understanding to which Issuer or its affiliates are a party or to which Issuer or its affiliates are bound with any other person or entity.

======================================================================

(d)               You acknowledge that we may ask other FINRA and SEC member broker-dealers to participate as soliciting dealers ("Soliciting Dealers") for the Offering. Upon appointment of any such Soliciting Dealer, we shall be permitted to re-allow all or part of our fees and expense allowance as described below.  Such Soliciting Dealer shall automatically receive the benefits of this agreement, including the indemnification rights provided for herein upon their execution of a soliciting dealer agreement (the "Soliciting Dealer Agreement") with us that confirms that such Soliciting Dealer is entitled to the benefits of this agreement, including the indemnification rights provided for herein.  Unless otherwise agreed to by the Issuer, the Issuer will not be responsible for paying any placement agency fees, commissions or expense reimbursements to any Soliciting Dealers retained by Placement Agent that are in excess of the fees and expense reimbursement provided for in this Agreement.  The Soliciting Dealer Agreement shall be in such form as we reasonably determine.

2.                  Fees and Expenses.

(a)               As compensation to Placement Agent for its services hereunder, Issuer agrees to pay Placement Agent, concurrent with each Closing of the Offering, the compensation described in Exhibit B.  The Offering Success Fee identified in Exhibit B shall be payable with respect to any Securities sold to any Investor.  An Investor is any person or entity that has executed or otherwise entered into a subscription agreement or other form of sale or purchase order related to the Offering.  Source of facilitation of specific investments, as needed, will be determined by use of designated URLs, tracking pixels, investor-entered ID codes, referral source dropdown menus, or other supporting evidence as shall be mutually agreed by the Parties, including but not limited to CRM software or email records.

(b)               Any Initial Setup Fee described in Exhibit B is nonrefundable, and payable to Placement Agent within five days of executing this agreement.

(c)                To the degree that Equity, Warrant or Option compensation is authorized in Exhibit B, any such compensation will be registered under the Offering Statement for the Offering. Placement Agent understands and agrees that there are significant restrictions pursuant to Financial Industry Regulatory Authority, or FINRA Rule 5110 against transferring Warrants, Options and underlying Securities during the one hundred eighty (180) days after the qualification date of the Offering Statement for the Offering and by its acceptance thereof shall agree that it will not sell, transfer, assign, pledge or hypothecate the ownership of same, or any portion thereof, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities for a period of one hundred eighty (180) days following the qualification date of the Offering Statement for the Offering to anyone other than (i) an underwriter or selected dealer in connection with the Offering or (ii) a bona fide officer or partner of Placement Agent or of any underwriter or selected dealer; and only if any such transferee agrees to the foregoing lock-up restrictions.

======================================================================

(d)               Issuer agrees to reimburse Placement Agent for all out-of-pocket expenses incurred in connection with its engagement hereunder, including (x) all reasonable travel (which shall include, without limitation, business or first-class airfare for a flight longer than four hours), lodging and related incidental expenditures, (y) the fees and expenses of Placement Agent's legal counsel incurred in connection with (i) the performance of the matters contemplated hereby (including "gas" costs, if any, for blockchain transactions requiring "gas") and (ii) the payment of all fees and expenses due to Company hereunder, (excluding in connection with any fee dispute), and (z) all amounts paid to other outside professionals or experts, accountants, independent consultants retained in connection with Placement Agent's performance of the matters contemplated hereby in connection with an Offering (including expenses incurred and charged by such outside professionals or experts, accountants, independent consultants); provided, however, that any such expenses other than expenses incurred by Placement Agent described in clause 2(d)(y)(ii) above, which individually, or in the aggregate, exceed $10,000.00 must be approved in advance by the written consent of the Company which approval shall not be unreasonably withheld; and provided further, that upon any such approval by Issuer, Issuer shall make payment in advance to Placement Agent of the estimated amount of such out-of-pocket expenses.  Placement Agent agrees to provide any documents reasonably requested by Issuer in support of its expenses.

(e)               In addition, the Issuer shall pay for fees and expenses incurred by it in connection with the Offering, including without limitation, (i) all filing fees and communication expenses relating to the qualification of the Securities to be sold in the Offering with the Securities and Exchange Commission (the "Commission") and the filing of the Offering Materials with the Financial Industry Regulatory Authority ("FINRA") under FINRA Rule 5110, (ii) the costs of all mailing and printing of the Offering documents, the Offering Statement (as defined below), the Offering Circular (as defined below) and all amendments, supplements and exhibits thereto and as many preliminary and final Offering Circulars as Placement Agent may reasonably deem necessary, (iii) the costs of preparing, printing and delivering electronic certificates representing such Securities; (iv) the costs and expenses of the transfer agent for such Securities; (v) the costs and expenses of the Issuer's accountants and the fees and expenses of the Issuer's legal counsel and other agents and representatives; and (vi) the reasonable fees and disbursements of outside counsel for the Placement Agent.

(f)                  Upon the execution of this Agreement, Placement Agent shall direct Issuer to engage a third party background check provider for the purpose of generating reports regarding the Issuer's officers, directors and significant stockholders, as described further in Exhibit D of this Agreement. Placement Agent's engagement with these service providers will permit Placement Agent to rely on these reports.

(g)               The Issuer will use its reasonable best efforts, in cooperation with the Placement Agent, to qualify the Securities for offering and sale under the applicable securities laws of such states and foreign jurisdictions as the Placement Agent may designate and maintain such qualifications in effect so long as required to complete the placement of the Securities; provided, however, that the Issuer shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. To the extent the Placement Agent prepares and files any documentation necessary to qualify and maintain the qualification of the offer and sale of the Securities under the laws of any state or foreign jurisdiction, the Issuer shall deliver to the Placement Agent in advance of any such filing the applicable state filing fees and will reimburse the Placement Agent for its reasonable costs and expenses in making any such filings.

======================================================================

(h)               Issuer may request that Placement Agent, at its discretion, post the Offering on OfferBoard(TM), or any affiliate, an online deal marketing, investor outreach and technology platform operated by the Placement Agent's subsidiary OfferBoard, LLC, a Delaware limited liability company ("OfferBoard").  Upon request, OfferBoard will handle all KYC, CIP, AML, OFAC for investors participating under OfferBoard; provided, however, that OfferBoard's participation in any Offering shall be limited to introduction of the Offering to potential investors and OfferBoard will not participate in the preparation of any Offering Materials nor Authorized Sales Materials nor have any responsibility for the contents thereof.  Regardless of whether the Offering is posted on OfferBoard, the Issuer understands and agrees that certain aspects of the Offering may be conducted through OfferBoard's technology platform or facilities. To the extent necessary, the Issuer consents to the posting of information concerning the Offering on OfferBoard, including but not limited to the posting of due diligence materials on OfferBoard's on-line virtual data room ("VDR"), subject to the confidentiality undertakings and agreements referenced in Sections 7 and Exhibit C of this Agreement.  All information concerning the Issuer posted on OfferBoard's VDR shall be considered Offering Materials and/or Authorized Sales Materials.  There is a listing fee associated with the use of OfferBoard and registration/set-up fee to establish the VDR, which shall be paid by Issuer as set forth in Exhibit D, before the set-up of the VDR for an Offering.

(i)                  All fees and any other amounts payable hereunder are payable in U.S. dollars, free and clear of any United States or foreign withholding taxes or deductions and shall be payable to the account designated by Placement Agent under "Bank Information" in Exhibit B of this Agreement. No later than thirty (30) days following expiration or earlier termination of this Agreement, Placement Agent shall submit to Issuer a final invoice that sets forth the total of all Fees and reimbursable expenses (and any past-due payments) owed to Placement Agent under this Agreement, and payment of all such amounts shall be made by the Issuer to Placement Agent no later than thirty (30) days following the date of such final invoice.  Any late payments of such fees and expenses shall bear interest at the rate of twelve percent (12%) per annum.  The Issuer's obligations pursuant to this section shall survive expiration or earlier termination of this Agreement.

3.                  Term of Engagement; Relationship of Parties.

(a)               The term of Placement Agent's engagement hereunder (the "Term") shall commence on the mutual execution of this Agreement and end on the earlier to occur of: (i) 36 months from SEC qualification; (ii) the final Closing of the Offering; or (iii) ten (10) business days after either party gives the other written notice of termination hereunder; provided, however, that the Issuer shall not provide Placement Agent with written notice of termination for at least one hundred twenty (120) days from the date of full execution of this Agreement. Moreover, upon a material default by the either Party, this Agreement may be terminated immediately upon written notice by the non-breaching Party.  Upon any such termination, any fees, and expenses due to Placement Agent shall be remitted to Placement Agent promptly (including fees and expenses accrued before, but invoiced after, such termination).

(b)               Upon termination, Placement Agent will be entitled to collect all fees, if any, earned through the date of termination, and the Issuer will pay or reimburse Placement Agent for its out-of-pocket expenses, subject to Section 2(b) hereof.  The Issuer agrees that: (a) any termination or completion of Placement Agent's engagement hereunder shall not affect the Issuer's obligation to indemnify Placement Agent, the Soliciting Dealers and the affiliates of Placement Agent and the Soliciting Dealers as provided for herein, (b) any termination of Placement Agent's engagement hereunder shall not affect the Issuer's obligation to pay fees as provided for in Section 3(b) hereof; and (c) any termination of Placement Agent's engagement hereunder shall not affect the Issuer's obligation to pay fees and reimburse the expenses accruing prior to such termination as provided for herein.

======================================================================

(c)                Notwithstanding any termination of this Agreement pursuant to the terms hereof or otherwise, if at any time after the termination of this agreement and on or before the twelve (12) month period following the termination of this Agreement (the "Residual Period"), the Issuer enters into a definitive commitment relating to the sale of Securities to any person or entity (including such person or entity's affiliates, and each of its and such affiliates' respective equity holders, officers, directors, employees, consultants, agents) that Placement Agent introduced to the Issuer and/or with whom Placement Agent had substantive communications with on behalf of the Issuer, the Issuer shall pay to Placement Agent fees in accordance with the terms and provisions of Section 2(a) hereof.

(d)               Nothing contained in this Agreement shall be construed to place Placement Agent and the Issuer in the relationship of partners or joint ventures.  Neither Placement Agent nor the Issuer shall represent itself as the agent or legal representative of the other for any purpose whatsoever nor shall either have the power to obligate or bind the other in any manner whatsoever.  The Issuer's engagement of Placement Agent is not intended to confer rights upon any person not a party hereto (including shareholders, directors, officers, employees or creditors of the Issuer) as against Placement Agent or its affiliates, or their respective directors, officers, employees or agents, successors or assigns.  Placement Agent, in performing its services hereunder, shall at all times be an independent contractor.  No promises or representations have been made, except as expressly set forth in this Agreement, and the parties have not relied on any promises or representations except as expressly set forth in this Agreement.  Nothing contained herein should be construed as creating any fiduciary duties between the Issuer and Placement Agent.

4.                  Right of First Offer.  The Issuer agrees that if, but only if, the Offering is successfully consummated, it shall provide Placement Agent the right of first refusal for six (6) months from the date of the consummation of the Offering to act as Placement Agent or to act as joint Placement Agent on at least equal economic terms on any public or private equity financing (collectively, "Future Services"). If the Issuer notifies Placement Agent of its intention to pursue an activity that would enable Placement Agent to exercise its right of first refusal to provide Future Services, Placement Agent shall notify the Issuer of its election to provide such Future Services, including notification of the compensation and other terms to which Placement Agent claims to be entitled, within thirty (30) days of written notice by the Issuer. In the event the Issuer engages Placement Agent to provide such Future Services, Placement Agent will be compensated on a basis to be mutually agreed upon.  For the avoidance of doubt, this right of first refusal shall not apply to any transaction in which the Issuer does not engage a placement agent, broker-dealer of record, finder or similar entity.

5.                  Offering Materials; Representations and Warranties.

(a)               The Issuer shall, as soon as practicable following the date hereof, prepare and file with the Commission and the appropriate state securities authorities, a current amended Offering Statement on Form 1-A/A (the "Offering Statement") under the Securities Act, and an Offering Circular included therein (the "Offering Circular") covering the Securities to be sold in the Offering (collectively, the "Offering Materials").  The Offering Statement (including the Offering Circular therein), and all amendments and supplements thereto, will be in form satisfactory to Placement Agent and counsel to Placement Agent and will contain such interim and other financial statements and schedules as may be required by the Securities Act and rules and regulations of the Commission thereunder.  Placement Agent and its counsel shall be given the opportunity to make such review and investigation in connection with the Offering Statement and the Issuer as they deem desirable.  Placement Agent and the Issuer shall mutually agree on the use of proceeds of the Offering, which shall be described in detail within the Offering Circular, it being further understood and agreed that, except as may expressly approved by Placement Agent, no proceeds from the Offering will be used to pay outstanding loans owed by the Issuer to any Issuer officers, directors or stockholders or to redeem any securities of the Issuer.

======================================================================

(b)               The Offering Statement will include this Agreement as an exhibit to the Offering Statement.

(c)                You hereby represent, warrant and agree with Placement Agent that upon qualification of the Offering Statement, the Offering Circular will comply with the Securities Act, Regulation A promulgated thereunder and any other rules and regulations (as applicable) of the Commission (the "Rules and Regulations"), and the Offering Circular and any and all authorized printed sales literature or other sales materials prepared and authorized by the Issuer for use with potential investors in connection with the Offering ("Authorized Sales Materials"), including without limitation, all testing the waters material under Rule 255, when used in conjunction with the Offering Circular, will not contain any untrue statements of material facts or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; provided, however, that the foregoing provisions of this Section 5(c) will not extend to such statements contained in or omitted from the Offering Circular or Authorized Sales Materials as are primarily within the knowledge of Placement Agent and are based upon information furnished by Placement Agent in writing to the Issuer specifically for inclusion therein.

(d)               You hereby authorize Placement Agent to transmit to the prospective Investors the Offering Circular and Authorized Sales Materials. The Issuer will advise Placement Agent immediately of the occurrence of any event or any other change known to the Issuer which results in the Offering Statement, including the Offering Circular, or the Authorized Sales Materials containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they were made, not misleading.

(e)               The Issuer further agrees that Placement Agent may rely upon, and shall be a third-party beneficiary of, the representations and warranties and applicable covenants and agreements made to the investors in connection with the Offering.  In addition, immediately prior to the initial and any subsequent Closing of the Offering, the Issuer shall execute and deliver to Placement Agent a representation letter in the style of Exhibit E of this Agreement (the "Representation Letter") pursuant to which it will make representations and warranties to Placement Agent of the type that are customarily found in placement agency and underwriting agreements for offerings like the Offering. Such Representation Letter and the representations made therein are incorporated into this Agreement by reference as if set forth in full herein.

6.                  Conditions to Initial Closing the Offering. The Offering shall be conditioned upon, among other things, the following:

(a)               Satisfactory completion by Placement Agent of its due diligence investigation and analysis of: (i) the Issuer's business, prospects, industry, financial condition and its arrangements with its officers, directors, employees, affiliates, customers and suppliers, (ii) the audited historical financial statements of the Issuer as required by the SEC (including any relevant stub period reviews), and (iii) the Issuer's projected financial results for the fiscal year ending December 31, 2020 and 2021;

(b)               Approval of the Offering by Placement Agent investment committee;

(c)                FINRA shall not have finally determined that the compensation payable to Placement Agent hereunder is unreasonable under FINRA Rule 5110;

======================================================================

(d)               Neither the Issuer nor any of its affiliates has, either prior to the initial filing or the qualification date of the Offering Statement, made any offer or sale of any securities which are required to be "integrated" pursuant to the Securities Act or the regulations thereunder with the offer and sale of the Securities pursuant to the Offering Statement;

(e)               The Issuer maintaining a PCAOB registered firm of independent certified public accountants acceptable to Placement Agent and the Issuer, including, without limitation, the Issuer's existing auditor (which Placement Agent agrees is acceptable), which will have responsibility for the preparation of the financial statements and the financial exhibits to be included in the Offering Statement, it being agreed that the Issuer will continue to engage a PCAOB registered accounting firm of comparable quality (as may be determined by the Issuer's audit committee or board of directors) for a period of at least three years after the Closing so long as the Issuer is required to file reports with the SEC during such period;

(f)                  The Issuer maintaining a transfer agent for the Issuer's Securities reasonably acceptable to Placement Agent and continuing to retain such transfer agent for a period of two (2) years after the Closing;

7.                  Indemnification, Contribution, and Confidentiality.  The Issuer agrees to indemnify Placement Agent and its controlling persons, representatives, and agents in accordance with the indemnification provisions set forth in Exhibit A hereto, and the parties agree to the confidentiality provisions of Exhibit C hereto, all of which are incorporated herein by reference.  These provisions will apply regardless of whether the Offering is consummated.

8.                  Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts executed and to be wholly performed therein without giving effect to its conflicts of laws principles or rules.  The Issuer and Placement Agent agree that any dispute concerning this Agreement shall be resolved exclusively through binding arbitration before FINRA pursuant to its arbitration rules.  Arbitration will be venued in Harris County or Houston, Texas USA (the "Agreed Forum").  Each of the Issuer and Placement Agent agree that the Agreed Forum is not an "inconvenient forum" for proceedings hereunder, and each hereby agree to the personal jurisdiction of the Agreed Forum and that service of process by mail to the address for such party as set forth in this letter (or such other address as a party hereto shall notify the other in writing) constitute full and valid service for such proceedings.

9.                  Limitation on Liability.  Notwithstanding any provision of this Agreement to the contrary, the Issuer agrees that neither Placement Agent nor its affiliates, and the respective officers, directors, employees, agents, and representatives of Placement Agent, its affiliates and each other person, if any, controlling Placement Agent or any of its affiliates, shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Issuer for or in connection with the engagement and transaction described herein in an amount excess of the actual fees paid to Placement Agent hereunder.

10.              Announcement of Offering.  If the Offering is consummated, Placement Agent may, at its own expense, place a customary announcement in such newspapers and periodicals as Placement Agent may desire announcing the Closing of the Offering, the name of the Issuer, the securities issued and the gross proceeds of the Offering.  The parties agree that any such announcement will be subject to approval by the Issuer prior to dissemination by Placement Agent and that such approval will not be unreasonably withheld.

11.              Advice to the Board.   The Issuer acknowledges that any advice given by Entoro to Issuer is solely for benefit and use of the Board of Directors of the Issuer and may not be used, reproduced, disseminated, quoted or referred to, without our prior written consent.

======================================================================

12.              Other Engagements.  Nothing in this Placement Agent Agreement shall be construed to limit the ability of Placement Agent or its respective affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory, or any other business relationship with entities other than the Issuer, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Issuer, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Issuer's, or may have been identified by the Issuer as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship.  The Issuer acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not confidential information under Exhibit C of this Placement Agent Agreement.

13.              Entire Agreement.  This Agreement constitutes the entire Agreement between the parties and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements, written or oral, between them relating to the subject matter hereof, with the sole exclusion of any NDA executed between the Parties, which is incorporated in its entirety herein by reference.

14.              Successors and Assigns.  The benefits of this Agreement shall inure to the parities hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns.  Notwithstanding anything contained herein to the contrary, neither Placement Agent nor the Issuer shall assign to an unaffiliated third party any of its obligations hereunder.

15.              Counterparts.  For the convenience of the parties, this Agreement may be executed in any number of counterparts, each of which shall be, and shall be deemed to be, an original instrument, but all of which taken together shall constitute one and the same Agreement.  Such counterparts may be delivered by one party to the other by facsimile, portable document format ("PDF") or other electronic transmission, and such counterparts shall be valid for all purposes.

======================================================================

EXHIBIT A

INDEMNIFICATION AND CONTRIBUTION

SECTION 1.  Indemnification.

  Indemnification of Placement Agent.

The Issuer agrees to indemnify and hold harmless the Placement Agent, its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) (each, an "Affiliate")), including any and all Soliciting Dealers, partners, officers and directors, and each person, if any, who controls the Placement Agent within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act (Placement Agent and each such person being an "Indemnified Party"), as follows:

(a)   against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of (A) any untrue statement or alleged untrue statement of a material fact included in the Offering Statement, Offering Circular, Authorized Sales Materials, the Representation Letter or any information forming the basis for content in any of the aforementioned; or the omission or alleged omission in the Offering Statement, Offering Circular, Authorized Sales Materials, the Representation Letter or any information forming the basis for content in any of the aforementioned, of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; or (B) the breach or alleged breach of any representation, warranty or covenant of the Issuer under this Agreement;

(b)   against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental entity, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission by the Issuer; provided that (subject to Section 1, B. of Exhibit A, below) any such settlement is effected with the written consent of the Issuer; and

(c)    against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Placement Agent reasonably incurred) in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental entity, commenced or threatened, or any claim whatsoever, commenced or threatened, based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above,

======================================================================

  Settlement

(a)   The Issuer will not, without the prior written consent of Placement Agent, settle any litigation relating to Placement Agent's engagement hereunder unless such settlement includes an express, complete, and unconditional release of Placement Agent and Indemnified Parties with respect to all claims asserted in such litigation or relating to Placement Agent's engagement hereunder; such release to be set forth in an instrument signed by all parties to such settlement.

(b)   If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 1.A. of Exhibit A effected without its written consent if

1)    such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request,

2)    such indemnifying party shall have received notice of the terms of such settlement at least 30 days before such settlement being entered into and

3)    such indemnifying party shall not have reimbursed such indemnified party in accordance with such request (other than those fees and expenses that are being contested in good faith) before the date of such settlement.

  Limitations

Issuer will not be liable to Placement Agent or Indemnified Parties to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from Placement Agent or Indemnified Party's willful misconduct or gross negligence.  Issuer also agrees that Placement Agent and Indemnified Parties shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to Issuer or its security holders or creditors related to or arising out of the engagement of Placement Agent pursuant to, or the performance by Placement Agent or Indemnified Parties of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from Placement Agent's or Indemnified Parties' willful misconduct or gross negligence.

======================================================================

SECTION 2. Contribution

  If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuer on the one hand, and the Placement Agent, on the other hand, from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Issuer, on the one hand, and the Placement Agent, on the other hand, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

(a) The relative benefits received by the Issuer, on the one hand, and the Placement Agent, on the other hand, in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the Offering (before deducting expenses) received by the Issuer, on the one hand, and the total placement fees received by the Placement Agent, on the other hand, bear to the aggregate initial aggregate offering price of the Securities.

(b) The relative fault of the Issuer, on the one hand, and the Placement Agent, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Issuer or by the Placement Agent, as the case may be, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(c) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2 of Exhibit A were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 2 of Exhibit A. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 2 of Exhibit A shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental entity, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

(d) Notwithstanding the provisions of this Section 2 of Exhibit A, the Placement Agent shall not be required to contribute any amount in excess of the placement fees set forth in Section 2(a) of the Engagement Agreement received by it in connection with the placement of the Securities by it as agent.

======================================================================

(e) No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(f) For purposes of this Section 2 of Exhibit A, each person, if any, (i) who controls the Placement Agent within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and the Placement Agent's Affiliates, selling agents, partners, officers and directors shall have the same rights to contribution as the Placement Agent, and (ii) who controls the Issuer within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and the Issuer's Affiliates, directors, officers, employees and subsidiaries shall have the same rights to contribution as the Issuer.

======================================================================

EXHIBIT B

Offering Fees

  Initial Setup Fee - An initial upfront non-refundable, cash fee of $20,000 payable by wire transfer or ACH to the bank account designated by Placement Agent below upon the signing of this Agreement.
  Monthly Work Fee - A non-refundable, cash fee of $10,000 per month, payable timely for two (2) months subsequent to execution of this Agreement by wire transfer or ACH to the bank account designated by Placement Agent, no later than two days after the first of the month or the anniversary day of signing, whatever is agreed upon.
  Offering Success Fee - In addition to the fees set forth above, the Issuer shall pay to Placement Agent, as compensation for the services provided by Placement Agent hereunder, the following:

  Cash Compensation:  cash equal to 1.0% of the gross proceeds from the sale of the Securities in the Offering; or 3.0% of the gross proceeds from the sale of the Securities in the Offering facilitated by Placement Agent or Soliciting Dealers.
  Equity Compensation: N/A
  Digital Securities:  N/A
  Warrants/Options Grant - Warrants, options or equivalent equal to 0% percent of the total capital raised in securities in the Offering.  If applicable, the Parties agree to work in good faith to finalize a separate Warrant or Option Agreement within 30 days of signature of this agreement through a side letter or agreement.  Parties will work to set objectives and metrics based on an appropriate valuation of such warrants, options or equivalent.

  Due Dates - The Offering Success Fee is due and payable to Placement Agent at or before the Closing of any Offering (or before each Closing, if more than one).

If the Issuer fails to pay any fee due hereunder (including Initial Setup, Monthly or Offering Success Fees) within five days of after the date which such fees are due, Placement Agent may at its sole discretion deem such failure to pay as a material breach of this Agreement and elect to terminate the Agreement pursuant to Section 3(a) above.  Any cash fee or payment due but unpaid hereunder shall bear interest, from the date due until paid in full, at the greater of (i) 12.0% per annum, or (ii) maximum interest rate allowed by applicable law. Any non-cash fee due but unpaid hereunder (including but not limited to any Digital Securities allocation or fee) shall increase by 12.0% per annum or by the greatest amount permitted by applicable law from the date due until allocated or paid in full.

  Other - [Reserved]

======================================================================

Entoro Securities Bank Information:

[REDACTED]

======================================================================

EXHIBIT C

INFORMATION TO BE SUPPLIED; CONFIDENTIALITY

Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached. The language in this Exhibit is intended to supplement, and not supersede, the Confidentiality, Non-Disclosure and Non-Circumvention Agreement executed previously by the Parties under separate cover, and hereby incorporated as part of this Agreement by reference.

 In connection with the activities of Placement Agent on behalf of the Issuer as set forth in the engagement agreement to which this Exhibit is attached (the "Agreement"), the Issuer will furnish Placement Agent with all financial and other information regarding the Issuer that Placement Agent reasonably believes appropriate to its engagement (all such information so furnished by the Issuer, whether furnished before or after the date of this Agreement, being referred to, collectively with the Placement Materials, as the "Confidential Information").  The Issuer will provide Placement Agent with access to the officers, directors, employees, independent accountants, legal counsel, and other advisors and consultants of the Issuer.  The Issuer recognizes and agrees that Placement Agent (i) will use and rely primarily on the Confidential Information and information available from generally recognized public sources in performing the services contemplated by this Agreement without independently verifying the Confidential Information or such other information, (ii) does not assume responsibility for the accuracy or completeness of the Confidential Information or such other information, and (iii) will not make an appraisal of any assets or liabilities owned or controlled by the Issuer or its market competitors.

 Placement Agent will maintain the confidentiality of the Confidential Information during the Term of this Agreement and following the termination or expiration of the Term and, unless and until such information shall have been made publicly available by the Issuer or by others without breach of a confidentiality agreement, shall disclose the Information only to its officers, employees, legal counsel, and authorized representatives, as authorized by the Issuer or as required by law or by order of a governmental authority or court of competent jurisdiction.  In the event that Placement Agent is legally required to make disclosure of any of the Confidential Information, Placement Agent will: (i) give prompt notice to the Issuer prior to such disclosure, to the extent that Placement Agent can practically do so, (ii) reasonably assist the Issuer at the Issuer's cost in seeking a protective order or other relief from the disclosure of the Confidential Information and (iii) if compelled to disclose Confidential Information, limit such disclosure to only those matters which it is compelled to disclose.

 The term "Confidential Information" does not include information which (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure thereof by Placement Agent or any Investor; (ii) was available on a non-confidential basis prior to its disclosure; or (iii) becomes available on a non-confidential basis from a third party source who is not known to be under a confidentiality obligation. Entoro shall have the right to retain indefinitely contact information for any Investors participating in the Offering that is the subject of the Agreement to which this Exhibit is attached, if and only if such Investors participated due to facilitation efforts by Entoro. Such information shall not be considered to be "Confidential Information" under this Exhibit, solely to the extent that Entoro may solicit such Investors regarding future investment opportunities on which it has been engaged, or to facilitate account creation on web platforms owned by Entoro or Entoro-affiliated companies. Evidence of facilitation of specific investments will be determined using methodology described in Section 2(a) of the Agreement, or as otherwise mutually agreed by the Parties.

======================================================================

 Notwithstanding the foregoing, Placement Agent, as a FINRA Member Firm, shall be permitted to retain one copy of any Confidential Information provided hereunder to the extent required by its compliance procedures and may disclose such Confidential Information to representatives of FINRA or the SEC, to the extent required by applicable rules and regulations of such regulatory bodies, without prior notice to the Issuer.

 Nothing in this Agreement shall be construed to limit the ability of Placement Agent or its respective affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationship with entities other than the Issuer, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Issuer, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Issuer's, or may have been identified by the Issuer as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship. The Issuer expressly acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not Confidential Information for purposes hereof.

======================================================================

EXHIBIT D

Expense Budgeting Expectations - Provided As Background

Item	Cost
Background Checks

Issuer responsibility, to be paid directly by Issuer to third party service provider.   Normal range is between $200 -$800 per individual (average is $350 per search).  International or difficult searches may exceed $2,000.  This is a FINRA/SEC mandate.

Form 1-A & State Regulatory Filings	Issuer responsibility. Normally factored into Legal Costs, below via Issuer Counsel.
Escrow	Depending on provider. Normally $5,000 charged by escrow bank at end of offering. Placement Agent typically works with two providers with the same fee structure.
Legal Costs (Issuer)	Approximately $40,000-$65,000. Possibly higher depending on complexity.
Auditor Fees (Issuer)	Approximately $25,000-$50,000. Possibly higher depending on complexity.
OfferBoard Listing Fee	Waived, if Set up fee equals or exceeds $10,000, if not, a separately billed cost item.
Virtual Data Room (VDR)	Waived, if Set up fee equals or exceeds $10,000, if not, a separately billed cost item.
Optional Services and Estimated Expenses*
Travel	Subject to Issuer request and prepaid by Issuer
Road Show	$2,000/day (varies on location)
Webinar (Entoro/Third-Party)	$5,000-$15,000
Family Office Network (FON) Event	Budget $10,000 (negotiated based on scope and complexity)
Physical Mailing Program	Cost + 20%
Conference Sponsorships	$5,000-$25,000 (prices vary)
Other	TBD
*These expenses are above Entoro work fees and are subject to Issuer approval in writing (email is sufficient).

======================================================================

EXHIBIT E

Form of Representation Letter to be Delivered Pursuant to Section 5(E)

The undersigned, _____________, the President and Chief Executive Officer of Issuer, a limited partnership formed under the laws of and ___________, the Chief Financial Officer, each hereby certifies in his capacity as an officer and not in an individual capacity, pursuant to Section 5(b) of the Placement Agent Agreement, dated 10/22/2020, between RAD Diversified REIT, Inc. (the "Issuer") and Entoro Securities, LLC (the "Placement Agent") that:

(i)  There has been no change or event with respect to the Issuer taken as a whole that would constitute a Material Adverse Effect since the date of the Placement Agent Agreement.

(ii)   The representations and warranties of the Issuer in the Placement Agent Agreement are true and correct with the same force and effect as though expressly made at and as of the Closing Time.

(iii)   The Issuer has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or before the Closing Time.

Capitalized terms used herein shall have the same meanings ascribed to them in the Placement Agent Agreement.

IN WITNESS WHEREOF, we have hereunto signed our names as of the date first written above.

                                                                          ISSUER

By: RAD Diversified REIT, Inc.

By:

Name: _______________

Title: President

By:

Name: ______________

 Title: Chief Financial Officer